FOR IMMEDIATE RELEASE                                                                                                                                                                            Exhibit 99

Contact:                 Earl O. Bradley, III
Chief Executive Officer
(931) 552-6176

Patrick C. Greenwell
Chief Financial Officer
(931) 552-6176

FIRST ADVANTAGE BANCORP
ANNOUNCES THIRD STOCK REPURCHASE PROGRAM

June 10, 2010, Clarksville, Tennessee — First Advantage Bancorp (Nasdaq: “FABK”) (the “Company”), the holding company for First Federal Savings Bank, announced today that it is commencing a third stock repurchase program to acquire up to 240,524 shares, or 5.0%, of the Company’s outstanding common stock.  Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors.  There is no guarantee as to the exact number of shares to be repurchased by the Company.

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee, which is approximately 40 miles northwest of Nashville near the Kentucky border.  The Bank’s website address is www.firstfederalsb.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact First Advantage Bancorp’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting First Advantage Bancorp’s operations, pricing, products and services.